Exhibit 99.1

For Immediate Release: July 16, 2014
GM Delivered 2.5 Million Vehicles Globally in Q2

DETROIT - General Motors Co. (NYSE: GM) sold 2,505,889 vehicles around the world in the second quarter of 2014, with year-over-year sales in the United States and China up 7 percent and 8 percent, respectively. Total sales were up one-half percent in the second quarter. In the first half, GM sold 4,921,928 vehicles, up 1.4 percent.

“GM did well in the world’s two largest and most profitable vehicle markets and that helped us grow despite very challenging market conditions in parts of South America, Asia and Eastern Europe,” said GM CEO Mary Barra. “We are investing in our brands around the world to keep our momentum going, and that includes growing Cadillac in China, launching a total of 27 new Opel models between 2014 and 2018 and entering new segments in North America with vehicles like the Chevrolet Colorado and GMC Canyon.”

Highlights (vs. 2013)

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Chevrolet had record sales in China in the first half of 2014 and the strong performance of the brand’s new full-size pickups and large SUVs in North America helped GM achieve record average transaction prices in both the second quarter and first half.

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Buick, which celebrated the best sales year in the brand’s 110-year history in 2013, posted an 11 percent increase in the quarter and it is up 12 percent year to date. Buick global sales in the first six months of 2014 are 152 percent higher than they were just six years ago, growth that has outpaced all major American, European, Japanese and Korean makes.

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Cadillac’s global sales were up 14 percent in the quarter, including a 51 percent increase in China. Calendar year to date, deliveries were up 12 percent, driven by a 72 percent increase in China sales.

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Opel/Vauxhall sales increased 3 percent in the second quarter. Sales were up 4 percent in the first half and Opel gained share in 11 European markets. In addition, the Mokka was the best-selling SUV in the first six months of the year in Germany.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

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CONTACT:
Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications;

our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

GM Global Sales: January - June 2014

	Q2 '14			2014 Calendar Year-to-Date
Region	Total Sales	YOY Change	Pct Change	Total Sales	YOY Change	Pct Change
GM North America	929,759	49,690	5.6%	1,674,434	32,895	2.0%
GM Europe	336,394	(42,576)	(11.2%)	673,634	(40,359)	(5.7%)
GM South America	213,954	(48,325)	(18.4%)	425,211	(71,990)	(14.5%)
GM International Operations	213,612	(6,506)	(3.0%)	417,367	(15,960)	(3.7%)
GM Greater China	812,170	61,154	8.1%	1,731,282	163,899	10.5%
Total	2,505,889	13,437	0.50%	4,921,928	68,485	1.40%

	Q2 '14			2014 Calendar Year-to-Date
Top Five Markets	Total Sales	YOY Change	Pct Change	Total Sales	YOY Change	Pct Change
China	812,170	61,154	8.1%	1,731,282	163,899	10.5%
United States	806,231	50,848	6.7%	1,455,868	35,522	2.5%
Brazil	142,319	(22,056)	(13.4%)	279,228	(26,265)	(8.6%)
United Kingdom	75,103	868	1.2%	160,381	5,794	3.7%
Germany	67,054	(3,057)	(4.4%)	123,664	(624)	(0.5%)

	Q2 '14			2014 Calendar Year-to-Date
Sales by Brand	Total Sales	YOY Change	Pct Change	Total Sales	YOY Change	Pct Change
Chevrolet	1,247,691	(69,104)	(5.2%)	2,369,557	(129,416)	(5.2%)
Opel/Vauxhall	297,926	8,159	2.8%	573,955	20,549	3.7%
Buick	278,549	27,500	11.0%	573,506	62,969	12.3%
Cadillac	66,092	8,208	14.2%	125,028	13,056	11.7%
All Others	615,631	38,674	6.7%	1,279,882	101,327	8.6%

Notes:
GM North America = United States, Canada, Mexico, and other North American markets
GM Europe = Western, Central and Eastern Europe
GM International Operations = Asia-Pacific, Africa and the Middle East*
GM China = China
*Iran, North Korea, Syria and Sudan are excluded from sales volume calculations.